Exhibit 10.1

Execution Version

February 28, 2019

Mark Cosby

Dear Mark:

We are pleased to confirm the terms and conditions of your employment with Michaels Stores, Inc. (the “Company”), as set forth in this letter agreement (this “Agreement”).  This Agreement is made and entered into as of the date hereof, and is effective as of February 28, 2019 (the “Effective Date”).

1.                                      Positions.

(a)                                 As of the Effective Date, you will be employed by the Company, on a full-time basis, as its Interim Chief Executive Officer.  You agree to perform the duties of your position and such other duties as may reasonably be assigned to you by the board of directors (the “Board”) of The Michaels Companies, Inc. (“Parent”) from time to time, which will include working with the Lead Director of the Board over the first thirty (30) days following the Effective Date to develop a 100-day plan for your services as Interim Chief Executive Officer.  While employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them.  You agree that at least four days per week, on average, you will provide your services hereunder at the Company’s headquarters (or will be traveling on Company business).  For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)                                 In addition, and without further compensation, you will be appointed as a member of the Board and agree to serve as a director and/or officer of Parent, the Company, and any of its Affiliates if so elected or appointed from time to time.  If your employment with the Company terminates for any reason, then concurrently with such termination, you will be deemed to have resigned from the Board and any officer, trustee, or other positions you may hold with the Company, its Affiliates, or any of their respective related committees, trusts, foundations, or similar entities, in each case unless otherwise agreed in writing by the Company and the Executive.  Notwithstanding the foregoing, in the event your employment with the Company terminates by reason of the appointment of a new Chief Executive Officer and you remain in good standing with the Company at such time, you will continue to serve as a member of the Board following such termination.  Your compensation for any post-employment service on the Board will be in accordance with the director compensation policy of Parent then in effect.

2.                                      Term of Employment.  The term of your employment hereunder (the “Term”) will automatically cease upon the appointment of a new Chief Executive Officer of the Company.

Notwithstanding the foregoing, either you or the Company may terminate your employment hereunder at any time upon thirty (30) days’ written notice, provided that the Company may terminate your employment at any time with no required notice for Cause.  For purposes of this Agreement, “Cause” shall have the meaning set forth for such term in the 2014 Omnibus Long-Term Incentive Plan of Parent.

3.                                      Base Salary.  You will receive a base salary during the Term at the rate of $1,202,000 per year, payable in accordance with the Company’s regular payroll practices.

4.                                      Signing Bonus.  Promptly following the Effective Date, the Company will pay you a lump-sum cash amount equal to $250,000 (the “Signing Bonus”).  In the event that within the first six (6) months following the Effective Date you resign prior to the appointment of a new Chief Executive Officer or your employment is terminated by the Company for Cause, you will be required to repay the Signing Bonus to the Company in full.

5.                                      Restricted Stock Award.

(a)                                 On the first day of each fiscal quarter of Parent (each, a “Fiscal Quarter”) during the Term following the Effective Date, you will be granted an award of restricted stock (each, a “Quarterly Restricted Stock Award”) of Parent with an aggregate value of $375,000, based on the closing price of Parent common stock on the grant date.  In the event the first day of any Fiscal Quarter during the term is not a trading day, the grant will be made on the next trading day.  On the Effective Date, you will also be granted a Restricted Stock Award, pro-rated to reflect the number of days remaining in the Fiscal Quarter in which the Effective Date occurs (the “Initial Restricted Stock Award”, and together with the Quarterly Restricted Stock Awards, the “Restricted Stock Awards”).

(b)                                 Each Quarterly Restricted Stock Award will be eligible to vest in eight (8) equal installments beginning on the last day of the Fiscal Quarter in which the grant is made and on each subsequent Fiscal Quarter-end of Parent, except as set forth in Section 5(d) or Section 5(e) below, subject to your continued service under this Agreement or as a member of the Board through each such vesting date.

(c)                                  The Initial Restricted Stock Award will be eligible to vest in eight (8) equal installments beginning three (3) months from the grant date and every three (3) months thereafter, except as set forth in Section 5(d) or Section 5(e) below, subject to your continued service under this Agreement or as a member of the Board through each such vesting date.

(d)                                 In the event (i) your employment hereunder is terminated by the Company without Cause prior to the appointment of a new Chief Executive Officer of the Company, (ii) your service on the Board is terminated without Cause, or (iii) you are not re-elected to the Board and circumstances constituting Cause do not exist (each of clauses (i), (ii), and (iii), a “Qualifying Termination”), (x) each Restricted Stock Award granted to you in a prior Fiscal Quarter and (y) a pro-rata portion of the Quarterly Restricted Stock Award granted to you in the Fiscal Quarter in which your employment terminates (or if such termination occurs in the first three (3) months of the Term, a pro-rata portion of the Initial Restricted Stock Award) based on the number of days served in such Fiscal Quarter (or in the first three (3) months of the Term, as applicable) will vest in full on the date of your Qualifying Termination.  The remainder of the Restricted Stock Award granted to you in the Fiscal Quarter in which your employment terminates (or first three (3) months of the Term, as applicable) will be forfeited on the date of your Qualifying Termination.

(e)                                  In the event your employment hereunder or your service on the Board terminates for any reason other than a Qualifying Termination (a “Non-Qualifying Termination”), (x) each Restricted Stock Award granted to you in a prior Fiscal Quarter and (y) a pro-rata portion of the Quarterly Restricted Stock Award granted to you in the Fiscal Quarter in which your employment terminates (or if such termination occurs in the first three (3) months of the Term, a pro-rata portion of the Initial Restricted Stock Award) based on the number of days served in such Fiscal Quarter (or in the first three (3) months of the Term, as applicable) will remain outstanding and eligible to vest according to its original vesting schedule set forth in Section 5(b) or 5(c), as applicable.  The remainder of the Restricted Stock Award granted to you in the Fiscal Quarter in which your employment terminates (or first three (3) months of the Term, as applicable) will be forfeited on the date of your Non-Qualifying Termination.  Notwithstanding the foregoing, in the event you breach any of the Restrictive Covenants (as defined below) you will immediately forfeit the unvested portion of any Restricted Stock Awards you then hold.

6.                                      Annual Incentive Plan.

(a)                                 During the Term, you will be eligible to participate in the Company’s Annual Incentive Plan.  Your target annual bonus for fiscal year 2019 (the “FY 2019 Annual Bonus”) will be 125% of your base salary, and your maximum FY 2019 Annual Bonus will be 200% of your base salary, with the amount payable based entirely on Parent’s EBIT for fiscal year 2019.  The target annual EBIT goal of Parent for fiscal year 2019 used to calculate your bonus will be $690 million (the “FY 2019 Target”).  Your FY 2019 Annual Bonus will only be paid if Parent achieves annual EBIT for fiscal year 2019 of not less than 90% of this FY 2019 Target.  The maximum FY 2019 Annual Bonus will become payable if Parent achieves annual EBIT of at least 108% of this FY 2019 Target.

(b)                                 Any annual bonus to which you may become entitled under the Annual Incentive Plan will be pro-rated based on the number of days that you served as Interim Chief Executive Officer during the fiscal year to which the annual bonus relates.  In the event you resign prior to the appointment of a new Chief Executive Officer or your employment is terminated by the Company for Cause, you will not be entitled to any annual bonus for the fiscal year of your termination.  Any annual bonus to which you become entitled hereunder will be paid to you at the time bonuses are paid to employees of the Company generally under the Annual Incentive Plan.

7.                                      Benefit Plans.  You will be eligible to participate in employee benefit plans made available to employees of the Company generally from time to time, subject to plan terms, generally applicable Company policies, and applicable law.  In addition to holidays observed by the Company, you will be eligible to accrue and use vacation leave in accordance with the policies of Company as in effect from time to time.

8.                                      Restrictive Covenants.  In consideration of Parent’s grant of the Restricted Stock Awards to you, and your employment with the Company, you will be required to agree to be bound by, and comply with, the restrictive covenants set forth in the award agreements evidencing such grants, which will include (i) perpetual confidentiality obligations and (ii) non-competition, non-solicitation, and no-hire restrictions that apply during employment and for the longer of (x) twelve (12) months thereafter and (y) the remaining vesting period on any Restricted Stock Awards you then hold (collectively, the “Restrictive Covenants”).

By signing this Agreement, you give the Company and its Affiliates assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this offer letter.  You also give the Company and its Affiliates assurance that you are not now bound by any covenant against competition or other obligation that could be violated by your acceptance of this offer, your employment with the Company, or your other associations with the Company and its Affiliates.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by you, as of the date first above written.

MARK COSBY	THE COMPANY:

/s/ Mark Cosby	By:	/s/ Michael J. Veitenheimer
		Name:	Michael J. Veitenheimer
		Title:	Executive Vice President, General Counsel and Secretary

PARENT

	By:	/s/ Michael J. Veitenheimer
		Name:	Michael J. Veitenheimer
		Title:	Executive Vice President, General Counsel and Secretary